Galaxy Gaming Adds William A. "Bill" Zender as Newest Board Member

Company Calls Zender, Leading Table Game Expert, Living Legend

LAS VEGAS, April 1, 2014 (GLOBE NEWSWIRE) –- Galaxy Gaming, Inc. (GLXZ), the world’s largest independent table game company, announced today that William A. “Bill” Zender has agreed to join the Company’s Board of Directors, effective May 1, 2014. Mr. Zender, 59, who has nearly 35 years of experience, is widely recognized as a gaming industry expert.

"I'm excited about working with CEO Robert Saucier and his excellent senior management staff at Galaxy Gaming, Inc.," said Mr. Zender. "I'm honored to be offered a seat on their Board of Directors, and I share the Company's vision of reinventing and reinvigorating the proprietary table game and electronic systems industry and look forward to becoming an integral part of this quest. I am grateful to be able to leverage my experience and knowledge as part of Galaxy Gaming's plan to expand and improve our entire industry."

Mr. Saucier commented on Mr. Zender's appointment, adding: "We are completely dedicated to assembling and empowering the best talent for our Board of Directors, and there can be no greater illustration of this commitment than the addition of Bill Zender. Any table game professional who has followed Bill's advice, either directly or through his many books and continuing contributions in industry periodicals, knows he continues to lead the gaming industry, providing sound guidance and insight. Bill is undeniably a living legend in the casino industry. Having served as a confidant and consultant to nearly every major gaming company, he is perfectly suited to help guide us to achieve our goals. I could not be more pleased that Bill is now a part of the Galaxy Gaming team," said Mr. Saucier.

After graduating from UNLV with a Bachelor of Science in Hotel Administration in 1976, Mr. Zender's early career in gaming commenced with the Nevada Gaming Control Board. Since then, he has owned, operated, managed and consulted with numerous casinos, primarily in Nevada and California. He is a frequent lecturer and consultant in the area of game protection to various casino companies, gaming regulatory agencies and law enforcement agencies, including the Federal Bureau of Investigation. In 2004, he received his MBA from the University of Phoenix. In 2014, Mr. Zender was presented with a Lifetime Achievement Award at the World Game Protection Conference for his invaluable contributions and generous dedication to the casino industry.

Mr. Zender's impressive credentials also include:

-- Author of seven comprehensive books on gambling and gaming management

-- Monthly contributor to Casino Enterprise Management Magazine

-- Provided instruction at University of Nevada, Reno, UNLV and College of Southern Nevada

-- Owned and operated "Personalized Casino Instruction", a Las Vegas-based educational facility specializing in dealing procedures

-- Owned and/or managed the Ladbrokes Casino and Artichoke Joes in California and the Aladdin, the Desert Inn and the Maxim in Las Vegas.

"An excellent Board of Directors is built by assembling a dedicated group of quality individuals who provide different aspects, angles and views of business, and in this particular instance, the gaming business," concluded CEO Saucier. "Bill's knowledge and experience complements the many talents and contributions of Norm DesRosiers, who joined our Board of Directors on March 1. We have created a very solid foundation to build a highly admirable Board."

About Galaxy Gaming:

Headquartered in Las Vegas, Galaxy Gaming (www.galaxygaming.com) is the largest independent developer, manufacturer and distributor of innovative proprietary table games, state-of-the-art electronic wagering platforms and enhanced bonusing systems to land-based, riverboat, cruise ships and online casinos worldwide. Through its iGaming partner Games Marketing Ltd., Galaxy Gaming licenses its proprietary table games to the online gaming industry. The Company is also expanding its global presence through its partnership with WPT Enterprises, Inc., owner of the World Poker Tour.

CONTACT: Jonathan Wilcox

(702) 939-3254